Exhibit (h)(22)

Execution Version

CONTROL AGREEMENT

Control Agreement dated as of August 4, 2017 (this “Agreement”), among (a) Societe Generale as secured party (“Party A”), (b) each registered investment company on behalf of itself or its portfolios (each, a “Portfolio”) listed on Exhibit A, severally and not jointly, as debtor (each, a “Party B”), and (c) State Street Bank and Trust Company (the “Custodian”).

WHEREAS, pursuant to a custodian contract between the Custodian and Party B (as amended and in effect from time to time, the “Custodian Agreement”), the Custodian acts as custodian for Party B’s assets and maintains a custodial account for Party B; and

WHEREAS, pursuant to the terms of an ISDA Master Agreement and Credit Support Annex between Party A and Party B (including all schedules thereto and confirmations of transactions thereunder and as amended and in effect from time to time, the “Master Agreement”), Party B will from time to time grant to Party A a security interest in certain assets in the custodial account to secure Party B’s obligations to Party A under the Master Agreement; and

WHEREAS, Party A, Party B and the Custodian are entering into this Agreement to provide for the perfection of the security interest by control;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    Definitions and Interpretation.

(a)    Terms defined in the Uniform Commercial Code of the Commonwealth of Massachusetts (the “UCC”) have the same meaning in this Agreement as in the UCC. The term “instruction”, as used in this Agreement, includes an instruction under section 9-104(a)(2) of the UCC.

(b)    The term “Notice of Exclusive Control” is defined in Section 3(c), and the term “Notice of Return of Collateral” is defined in Section 3(d). For purposes of Sections 2(d) and 3(c), a reasonable time for the Custodian to act on a Notice of Exclusive Control, and for purposes of Section 3(d) a reasonable time for the Custodian to act on a Notice of Return of Collateral, may not extend beyond (i) if the Notice of Exclusive Control or the Notice of Return of Collateral is received by the Custodian on or before 12 noon on the Custodian’s local time of a banking day, the end of the next banking day following the banking day of receipt or (ii) if the Notice of Exclusive Control or the Notice of Return of Collateral is received by the Custodian after 12 noon on the Custodian’s local time of a banking day, the end of the second banking day following the banking day of receipt.

2.    Collateral Accounts.

(a)    Party B will, from time to time, instruct the Custodian, by any of the means mutually agreed to between Party B and the Custodian, to segregate certain U.S. cash, U.S. Government securities, or other U.S. securities or foreign securities (exclusive of Japanese government bonds) to the extent in each case acceptable to all parties hereto and in which Party B has granted a security interest to Party A (after giving effect to the segregation, the “Collateral”).

(b)    The Custodian will identify and segregate on its books and records under the name of Party B as the entitlement holder for the benefit of Party A non-cash Collateral. The identification and segregation of such non-cash Collateral are herein referred to as the “Securities Account”.

(c)    The Custodian will satisfy the requirement to segregate cash Collateral by identifying and crediting the cash Collateral to a separate deposit account (the “Deposit Account” and, together with the Securities Account, the “Collateral Accounts”) under the name of Party B as the Custodian’s customer for the benefit of Party A.

(d)    The Custodian will credit to Party B’s custodial account, exclusive of the Collateral Accounts, all interest, dividends and other income and other distributions (including, without limitation, maturity proceeds) received by the Custodian on the Collateral. The interest, dividends and other income and other distributions shall not be Collateral. However, if a Notice of Exclusive Control has been received by the Custodian, and following a reasonable time for the Custodian to act thereon, cash interest, dividends and other income and other distributions will be credited to the Deposit Account and non-cash interest, dividends and other income and other distributions will be credited to the Securities Account.

(e)    The Custodian may in its discretion decline to follow an instruction originated by Party B under Section 2(a) if following the instruction would in the Custodian’s sole judgment after taking into account the subordination in Section 7, result in any remaining assets in the custodial account being inadequate to cover any obligations of Party B to the Custodian. The Custodian will promptly notify Party B of any decision to decline to follow the instruction.

3.    Control of the Collateral Accounts.

(a)     The Custodian will not comply with instructions or entitlement orders concerning the Collateral Accounts originated solely by Party B except as provided in Section 2(a) or 3(d).

(b)    Except as provided in Section 2(a) or 3(d) and subject to Section 3(c), the Custodian will take actions with respect to the Collateral Accounts only upon instructions and entitlement orders originated by Party A and Party B jointly. Party A will provide the Custodian, in the form of Exhibit B or in such other form reasonably acceptable to the Custodian (as it may be amended from time to time), the names and signatures of authorized parties who may give notices, instructions or entitlement orders concerning the Collateral Accounts. Other means of notice, instruction or entitlement order may be used if Party A and the Custodian agree to appropriate security procedures.

(c)    Upon receipt by the Custodian from Party A of a notice in the form of Exhibit C (a “Notice of Exclusive Control”) and following a reasonable time for the Custodian to act thereon, the Custodian shall thereafter only comply with instructions or entitlement orders originated solely by Party A with respect to the Collateral and Collateral Accounts, without any further consent of Party B, and Custodian will not comply with entitlement orders or instructions concerning the Collateral or Collateral Accounts originated by Party B without the prior written consent of Party A. Party A represents and warrants to Party B that Party A will issue to the Custodian a Notice of Exclusive Control only if Party A has determined in good faith that (1) an Event of Default or Specified Condition with respect to the Pledgor has occurred and is continuing or (2) an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Pledgor under the Master Agreement which entitles Party A to exercise its rights as a secured party with respect to the Collateral and the Collateral Accounts.

(d)    Provided that the Custodian has not received a Notice of Exclusive Control, Party B may provide written notice to the Custodian in the form of Exhibit D (a “Notice of Return of Collateral”), stating (i) that (A) as a result of a Specified Party A Event (as defined below), Party B has designated an “Early Termination Date” under the Master Agreement with respect to all Transactions thereunder, (B) Party B has delivered a calculation statement to Party A in which there is an amount due in respect of such termination pursuant to Section 6(d) of the Master Agreement, (C) pursuant to the terms of the Master Agreement, Party B is entitled to the return of some or all of the Collateral held in the Collateral Accounts, (D) Party B has simultaneously sent a copy of the Notice of Return of Collateral to Party A, and (E) Party B has no knowledge (1) that Party A has delivered a Notice of Exclusive Control to the Custodian or (2) of any injunction or other order of any court or other authority that prevents the Custodian from transferring to Party B, or prevents Party B from receiving, some or all of the Collateral held in the Collateral Accounts; and (ii) instructing the Custodian to transfer to Party B’s account identified in the Notice of Return of Collateral the Collateral specified by Party B in the Notice of Return of Collateral. Solely as between Party B and Party A, the submission of such Notice of Return of Collateral shall constitute a representation and warranty by Party B to Party A pursuant to Section 3 of the Master Agreement that all of Party B’s rights and enforcement pursuant to Section 6 of the Master Agreement have fully accrued following the expiration of any applicable notice requirement or grace period.

If the Custodian has determined that it has not received a Notice of Exclusive Control, the Custodian will, without inquiry and in reliance on that determination and Party B’s Notice of Return of Collateral, and following a reasonable time to act thereon, transfer to Party B’s account identified in the Notice of Return of Collateral, the Collateral specified by Party B in the Notice of Return of Collateral.

A “Specified Party A Event” shall mean, with respect to Party A, an Event of Default under Section 5(a)(vii) of the Master Agreement.

The Custodian will have no liability to Party A or Party B for complying with a Notice of Return of Collateral. The Custodian will have no duty to investigate or make any determination to verify Party B’s right to issue a Notice of Return of Collateral, the occurrence of a Specified Party A Event, or the validity, adequacy or sufficiency of any statement, print-out or other supporting documentation attached to a Notice of Return of Collateral. Furthermore, the Custodian shall have no obligation or responsibility to review the substance or existence of any attachments to the Notice of Return of Collateral or verify that any statement or other information contained in such notice is true and correct. The Custodian will be fully protected in complying with a Notice of Return of Collateral whether or not Party A may allege that no rights of Party B exist to issue the Notice of Return of Collateral.

If the Custodian determines that it has received both a Notice of Exclusive Control and a Notice of Return of Collateral but is unable to determine which was received by the Custodian first, the Notice of Exclusive Control will be deemed to have been received first and will control, and the Custodian will be fully protected in complying with the Notice of Exclusive Control despite the Custodian’s receipt of the Notice of Return of Collateral. Party A and Party B agree to abide by the Custodian’s determination as to which was received first or that the Custodian is unable to determine which was received first.

4.    Additional Assurances and Duties of the Custodian.

(a)    The Custodian confirms that the Securities Account is a securities account and that the Deposit Account is a deposit account, each within the meaning of the UCC. The Custodian will act as a securities intermediary, as defined in Section 8-102 of the UCC, with respect to the Securities Account and a bank, as such term is used in Section 9-102 of the UCC, with respect to the Deposit Account. As a consequence of the Custodian Agreement being governed by the laws of the Commonwealth of Massachusetts, (a) the Commonwealth of Massachusetts is the jurisdiction of the Custodian as securities intermediary and bank for purposes of the UCC and (b) the law applicable to all issues in Article 2(1) of the Hague Securities Convention is the law in force in the Commonwealth of Massachusetts.

(b)    The Custodian will treat all securities and other assets credited to the Securities Account as financial assets except that Custodian will not treat as a financial asset (i) any security or other asset that is not capable of such treatment under section 8-501(d) of the UCC or (ii) any cash or cash balance in the Securities Account. Any security included in the Collateral and that is not capable of being treated as a financial asset under section 8-501(d) will be held by the Custodian as bailee for Party A, and the provisions of Section 3 will apply, solely for purposes of such section, as if the security were a financial asset credited to the Securities Account. The Custodian is entitled to all exculpations, indemnities and other benefits under this Agreement when acting as bailee for Party A.

(c)    The Custodian confirms that it has not entered into and will not enter into any agreement (other than the Custodian Agreement) with any other person or entity under which the Custodian has agreed or will agree to comply with instructions or entitlement orders of such other person or entity relating to the Collateral or the Collateral Accounts.

(d)    Upon any pledge, release, substitution, or reversal of credit of Collateral in the Collateral Accounts, Custodian shall notify Party A within one (1) banking day of such change. The Custodian will provide to Party A a copy of a statement of the Collateral Accounts within five (5) banking days following the end of each calendar month; provided, however, that the Custodian’s failure to do so shall not give rise to any liability hereunder.

5.    Exculpation of the Custodian.

(a)    The Custodian will have no responsibility or liability for (i) determining the adequacy of the Collateral, (ii) making or verifying any calculations related to any Collateral requirements, (iii) the effect of foreign law with respect to any Collateral issued, or for which the issuer’s jurisdiction is, outside of the United States or that is maintained with a foreign clearing corporation or a foreign depositary bank, (iv) the effect of foreign law with respect to any insolvency proceeding of Party B in which the insolvency tribunal is located outside of the United States or (v) the creation, attachment, perfection or priority of any security interest in favor of Party A or the adequacy of the remedies of Party A to enforce any security interest.

(b)    The Custodian will have no responsibility or liability (i) to Party A for complying with instructions and entitlement orders under Section 2(a) originated by Party B, (ii) to Party B for complying with a Notice of Exclusive Control or with instructions or entitlement orders under Section 3(c) originated by Party A or to Party A for complying with a Notice of Return of Collateral or with instructions or entitlement orders under Section 3(d) originated by Party B, or (iii) to Party A for complying with a Notice of Exclusive Control or with instructions or entitlement orders under Section 3(c) originated by Party A or to Party B for complying with a Notice of Return of Collateral or with instructions or entitlement orders under Section 3(d) originated by Party B. The Custodian will have no responsibility or liability to Party A or Party B for making any determination under Section 3(d) in good faith.

(c)    The Custodian will have no duty to investigate or make any determination to verify (i) the existence of a default, termination event, Specified Party A Event or Early Termination Date under the Master Agreement or otherwise, (ii) compliance by either Party A or Party B with the Master Agreement or applicable law or (iii) Party A’s right to issue a Notice of Exclusive Control or originate instructions or entitlement orders under Section 3(c) or Party B’s right to issue a Notice of Return of Collateral or originate instructions or entitlement orders under Section 3(d).

(d)    The Custodian will have no responsibility or liability with respect to the Collateral Accounts except to the extent expressly set forth in this Agreement including, without limitation, with respect to any duty to preserve, exercise or enforce rights in the Collateral or the Collateral Accounts. The Custodian will not be liable or responsible for any action done or omitted to be done by it in good faith and in the absence of gross negligence, bad faith or willful misconduct, and may rely and shall be protected in acting upon, any notice, instruction, entitlement order or other communication which it reasonably believes to be genuine and authorized that is delivered in accordance with the terms hereof.

(e)    The Custodian will not be liable for delays, errors or losses occurring by reason of circumstances beyond its control, including, without limitation, acts of God, market disorder, terrorism, insurrection, war, riots, failure of transportation or equipment, or failure of vendors, communication or power supply.

(f)    The Custodian will have no responsibility or liability to Party A or Party B or to any other person or entity for acting in accordance with any judicial or arbitral process, injunction or other order, writ, judgment, decree or claim of judicial lien relating to the Collateral Accounts, even if subsequently modified, vacated or otherwise determined to have been without legal force or effect.

(g)    In no event will the Custodian be liable to Party A, Party B or any other person for indirect, consequential or special damages, even if the Custodian has been advised of the possibility or likelihood of such damages.

6.    Indemnification in Favor of the Custodian.

(a)    Party B will indemnify and hold the Custodian harmless with regard to any losses or liabilities of the Custodian (including reasonable attorneys’ fees) imposed on or incurred by the Custodian arising out of any action or omission of the Custodian in accordance with any notice, instruction, or entitlement order under this Agreement except for any losses or liabilities resulting from the Custodian’s gross negligence, bad faith or willful misconduct in complying with such notice, instruction or entitlement order.

(b)    Party A will indemnify and hold the Custodian harmless with regard to any losses or liabilities of the Custodian (including reasonable attorneys’ fees) imposed on or incurred by the Custodian arising out of (i) any action or omission of the Custodian in accordance with any notice, instruction, or entitlement order under this Agreement originated by Party A, except for any losses or liabilities resulting from the Custodian’s gross negligence, bad faith or willful misconduct in complying with such notice, instruction or entitlement order, or (ii) the reversal of any provisional credit from a returned check or a failed funds transfer to either Collateral Account occurring following the Custodian’s receipt of a Notice of Exclusive Control.

7.    The Custodian’s Compensation and Reimbursement Rights; Security Interest.

(a)    Party B will pay and reimburse the Custodian for any advances, fees, costs, expenses (including, without limitation, reasonable attorneys’ fees and costs) and disbursements that may be paid or incurred by the Custodian in connection with this Agreement. The Custodian subordinates any security interest or right of recoupment or setoff that it may have in or against the Collateral or the Collateral Accounts to the security interest in favor of Party A. However, the subordination will not apply to the extent that the Custodian’s security interest or right of recoupment or setoff secures or may reduce obligations of Party B to pay, reimburse or indemnify the Custodian for the Custodian’s losses, fees, costs or expenses incurred under or in connection with this Agreement or advances or investments made by the Custodian in connection with the sale or purchase by Party B of securities or other financial assets credited to the Securities Account.

(b)    The Custodian will not be obligated to advance cash or investments to, for or on behalf of Party B in the Collateral Accounts.

8.    Relationship to Custodian Agreement.

(a)    If a provision of this Agreement in favor of Party A conflicts with a provision of the Custodian Agreement, the provision of this Agreement shall control. However, this Agreement does not confer on Party A (i) any third-party rights under the Custodian Agreement or (ii) any greater rights to select or use any source or method to withdraw or deliver out any of the Collateral than would be available to Party B under the Custodian Agreement in the absence of this Agreement.

(b)    If a provision of this Agreement in favor of the Custodian provides a greater right to the Custodian against Party B or subjects the Custodian to a lesser liability to Party B than under the Custodian Agreement, the provision of this Agreement shall control.

(c)    As between Party B and Custodian, except as provided in Section 8(a) or (b), this Agreement does not modify the terms of the Custodian Agreement, and the Custodian shall be and remain entitled to all of the exculpations, indemnities and other benefits in its favor under the Custodian Agreement, including those with respect to the Custodian’s actions and omissions under this Agreement. Instructions and entitlement orders originated by any party under this Agreement will constitute “Proper Instructions” under and as defined in the Custodian Agreement.

9.    Notices. Any notice, instruction, entitlement order or other communication required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, prepaid or, for termination of this Agreement only, by certified or registered mail, and addressed as follows, or to such other address as any party may hereafter notify the other parties in writing:

If to Party A, then:

Societe Generale, New York Branch

480 Washington Boulevard

Jersey City, NJ 07310

Attention: Collateral Management Team

Telephone No.: [                    ].

Facsimile No.:     [                    ].

E-mail: [                    ].

If to Party B, then:

Highland Capital Management Fund Advisers, LP

200 Crescent Ct. Ste 700

Dallas, TX 75201

Attention: Retail Operations

Email: [                    ].

Facsimile No.: [                    ].

Telephone No.: [                    ].

If to the Custodian, then:

State Street Bank and Trust Company

1 Iron Street

Boston, Massachusetts 02210

Attention: [                    ].

Facsimile No.: [                    ].

Telephone No: [                    ].

10.    Termination.

(a)    This Agreement may be terminated by Party B only with the written consent of Party A. Party A may terminate this Agreement at any time upon written notice to the other parties. Upon termination by Party B with the written consent of Party A or by Party A, Party A will have no further right to originate instructions or entitlement orders concerning the Collateral or the Collateral Accounts, and the rights of Party B concerning the Collateral and the Collateral Accounts shall be governed by the Custodian Agreement. Any Collateral which has not been released by Party A at or prior to the time of termination shall be transferred to a substitute custodian acceptable to Party A and Party B. This Agreement may also be terminated by Party B by the issuance of Notice of Return of Collateral that results in no Collateral remaining in the Collateral Accounts.

(b)    The Custodian may terminate this Agreement upon thirty (30) days’ prior written notice to the other parties. Upon termination of this Agreement by the Custodian, any Collateral in the Collateral Accounts will, subject to any reserves reasonably established by the Custodian to secure any liabilities secured by any security interest or right of recoupment or setoff in favor of the Custodian and that is not subordinated under Section 7, be transferred to a successor custodian designated in writing by the parties or party then entitled to give instructions and entitlement orders under Section 3. If no designation is made, the Custodian will be entitled to petition a court of competent jurisdiction to appoint a successor custodian and will be indemnified by Party B for any costs and expenses (including, without limitation, attorneys’ fees) relating thereto.

(c)    Termination will not affect any rights created or obligations incurred under this Agreement prior to termination. This Section and Sections 5, 6, 7, 11 and 12 will survive the termination of this Agreement.

11.    Limited Recourse to Party B; Multiple Party Bs. This Agreement is being executed on behalf of Party B by an authorized trustee or officer of Party B acting in such capacity and not individually. Any recourse of the Custodian or Party A for the obligations of Party B under this Agreement are limited to the assets and property of Party B. If more than one entity or Portfolio is listed as Party B on Exhibit A, each entity or Portfolio shall be considered to have entered into this Agreement as a separate agreement for its own account with the Custodian and Party A, and no entity or Portfolio listed as Party B on Exhibit A will be liable or responsible to the Custodian or Party A for the obligations under this Agreement of any other entity or Portfolio listed as Party B on Exhibit A.

12.    Successors and Assigns. This Agreement will be binding upon the parties and their respective successors and assigns. The Custodian may transfer its rights and duties under this Agreement to any successor to the Custodian under the Custodian Agreement. Otherwise, this Agreement may not be assigned without the written consent of all parties.

13.    Governing Law; Jury Trial Waiver; Waiver of Immunity. This Agreement is governed by the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws rules. To the extent permitted by law, each party waives any right to trial by jury in any legal proceeding arising out of or relating to this Agreement. If in any jurisdiction Party A or Party B may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, attachment (before or after judgment) or other legal process, the party irrevocably agrees not to claim, and hereby waives, such immunity.

14.    Miscellaneous. No amendment or modification of this Agreement will be effective unless it is in writing and signed by each of the parties hereto. If any provision of this Agreement is held illegal, void or unenforceable, the remainder of this Agreement will remain in effect. Any headings appearing on this Agreement are for convenience only and do not affect the interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form) and the parties hereby adopt as original any signatures received via electronically transmitted form.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date first above written.

EACH REGISTERED INVESTMENT COMPANY ON BEHALF OF ITSELF OR ITS PORTFOLIOS LISTED ON EXHIBIT A, SEVERALLY AND NOT JOINTLY

By:	/s/ Frank Waterhouse
Name:	Frank Waterhouse
Title:	Treasurer

SOCIETE GENERALE

By:	/s/ Thomas Droumenq
Name:	Thomas Droumenq
Title:	Managing Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

Exhibit A

TO

CONTROL AGREEMENT AMONG

EACH REGISTERED INVESTMENT COMPANY,

ON BEHALF OF ITSELF OR ITS PORTFOLIOS LISTED BELOW,

SEVERALLY AND NOT JOINTLY,

SOCIETE GENERALE, AND

STATE STREET BANK AND TRUST COMPANY

DATED AS OF AUGUST 4, 2017

Highland Funds I

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland Merger Arbitrage Fund

Highland Opportunistic Credit Fund

Highland Funds II

Highland Energy MLP Fund

Highland Global Allocation Fund

Highland Premier Growth Equity Fund

Highland Small-Cap Equity Fund

NexPoint Credit Strategies Fund

A-1

Exhibit B

TO

CONTROL AGREEMENT AMONG

EACH REGISTERED INVESTMENT COMPANY,

ON BEHALF OF ITSELF OR ITS PORTFOLIOS LISTED ON EXHIBIT A,

SEVERALLY AND NOT JOINTLY,

SOCIETE GENERALE, AND

STATE STREET BANK AND TRUST COMPANY

DATED AS OF AUGUST 4, 2017

AUTHORIZED PERSONS FOR SOCIETE GENERALE

State Street Bank and Trust Company is directed to accept and act upon written instructions or entitlement orders received from any one of the following persons at Societe Generale:

Name	Telephone/Facsimile	Signature
1.	1. Telephone Facsimile	1.
2.	2. Telephone Facsimile	2.
3.	3. Telephone Facsimile	3.
4.	4. Telephone Facsimile	4.
5.	5. Telephone Facsimile	5.

Authorized by:
as authorized agent of Societe Generale

Name:
Title:

Date:

B-1

Exhibit C

[Letterhead of Societe Generale]

Date:

State Street Bank and Trust Company

1 Iron Street

Boston, Massachusetts 02110

Attention: Christine A. McHugh

RE: [Name of registered investment company and Portfolio, if applicable]

NOTICE OF EXCLUSIVE CONTROL

We hereby instruct you pursuant to the terms of that certain Control Agreement dated as of August 4, 2017 (as amended and in effect from time to time, the “Control Agreement”) among the undersigned, each registered investment company, on behalf of itself or its portfolios, as applicable, listed on Exhibit A (each, together with its successors and assigns, “Party B”) and you, as Custodian, that you (i) shall not follow any instructions or entitlement orders of the specific Party B listed above with respect to the Collateral or the Collateral Accounts held by you for such Party B, and (ii) unless and until otherwise expressly instructed by the undersigned, shall exclusively follow the entitlement orders and instructions of the undersigned with respect to such Collateral or such Collateral Accounts.

Very truly yours,

Societe Generale

By:
Authorized Signatory

cc: Highland Capital Management Fund Advisors LP

C-1

Exhibit D

[Letterhead of Party B]

Date:

State Street Bank and Trust Company

1 Iron Street

Boston, Massachusetts 02110

Attention: Christine A. McHugh

RE: Control Agreement

NOTICE OF RETURN OF COLLATERAL

We refer to the Control Agreement dated as of August 4, 2017 (as amended and in effect from time to time, the “Control Agreement”) among Societe Generale (“Party A”), each registered investment company on behalf of itself or its portfolios (each, a “Portfolio”) listed on Exhibit A, severally and not jointly, as debtor (each, a “Party B”), and you, as Custodian. Terms defined in the Control Agreement have the same meanings herein as therein.

We hereby issue a Notice of Return of Collateral pursuant to Section 3(d) of the Control Agreement. We state that (i) Party B has declared an “Early Termination Date” under the Master Agreement with respect to all transactions thereunder as a result of the occurrence of a Specified Party A Event, (ii) Party B has determined the amount due in respect of such termination, (iii) pursuant to the terms of the Master Agreement, Party B is entitled to the return of some or all of the Collateral held in the Collateral Accounts, (iv) we have sent a copy of this Notice of Return of Collateral to Party A, and (v) we have no knowledge (A) that Party A has delivered a Notice of Exclusive Control to you or (B) of any injunction or other order of any court or other authority that prevents you from transferring to us, or prevents us from receving, some or all of the Collateral held in in the Collateral Accounts.

We hereby instruct you to transfer Collateral as follows: [insert description of Party B account and Collateral to be transferred thereto].

[Upon completion of such transfer of Collateral, the Control Agreement will terminate.]

Very truly yours,

By:
Authorized Signatory

cc:    Societe Generale

D-1